EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the registration statement on Form SB-2 of Tombstone Cards, Inc., of our report dated August 10, 2006 on our audits of the financial statements of Tombstone Cards, Inc. as of June 30, 2006 and December 31, 2005, and the related statement of operations, changes in shareholders' equity, and cash flows for the six months ended June 30, 2006, the period from April 29, 2005 (inception) through December 31, 2005, and the period from April 29, 2005 (inception) through June 30, 2006, and the reference to us under the caption "Experts".


/s/Cordovano and Honeck LLP
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Cordovano and Honeck LLP
Englewood, California

October 20, 2006